Exhibit 99.1

May 18, 2016

Liberty Interactive Corporation Completes $2.4 Billion Investment in Liberty Broadband Corporation in Support of Charter-Time Warner Cable Merger

ENGLEWOOD, Colo.—Liberty Interactive Corporation (NASDAQ: QVCA, QVCB, LVNTA, LVNTB) (“Liberty Interactive”) today announced that it completed its $2.4 billion investment in Liberty Broadband Corporation (NASDAQ: LBRDA, LBRDK) (“Liberty Broadband”) upon the closing of today’s announced merger of legacy Charter Communications, Inc. and Time Warner Cable Inc. (“TWC”) and the concurrent acquisition of Bright House Networks.  The proceeds of this investment were used by Liberty Broadband to partially fund its acquisition of $5 billion of stock in the new public parent company (“New Charter”) of the combined enterprises.  Liberty Interactive (along with third party investors, all of whom invested on the same terms as Liberty Interactive) purchased newly issued shares of Liberty Broadband Series C common stock at a fixed per share price of $56.23.  Liberty Interactive’s investment in Liberty Broadband was funded using cash on hand and has been attributed to the Liberty Ventures Group.

Also pursuant to the previously announced transaction agreements, each of Liberty Interactive and Liberty Broadband has exchanged, on a tax-free basis, its shares of TWC common stock for shares of New Charter Class A common stock, on a one-for-one basis, and Liberty Interactive has granted to Liberty Broadband a proxy and a right of first refusal with respect to the shares of New Charter Class A common stock received by Liberty Interactive in the exchange.

As a result of the foregoing, Liberty Interactive owns 42,681,842 shares of Liberty Broadband Series C common stock and 5,358,401 shares of New Charter Class A common stock.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, Interval Leisure Group and FTD, its subsidiaries Bodybuilding.com, CommerceHub and Evite, and minority interests in Time Warner, Liberty Broadband Corporation, Lending Tree and Charter Communications, Inc.

Liberty Interactive Corporation

Courtnee Chun, 720-875-5420

Source: Liberty Interactive Corporation